EXHIBIT 3.1

FORM OF CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRIO PETROLEUM CORP, A DELAWARE CORPORATION

PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Trio Petroleum Corp, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

First: That the name of this Corporation is Trio Petroleum Corp.

Second: That the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on July 19, 2021 (as subsequently amended and/or restated, the “Certificate of Incorporation”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Certificate of Incorporation.

Third: That, upon the Effective Time (as defined in Article Sixth below) of this Certificate of Amendment, each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Delaware shall be automatically changed and reclassified into a smaller number of shares such that each nine (9) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares of Common Stock issued and, in lieu thereof, a holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock as a result of the reclassification effected by this Certificate of Amendment, following the Effective Time, shall receive, in lieu of any fractional shares of Common Stock, an amount of cash based on a price equal to the fraction of a share to which the holder would otherwise be entitled multiplied by the closing price of the Common Stock as reported on the NYSE American at the Effective Time, upon the surrender of such stockholders’ old stock certificate, if shares are held in certificated form.

Fourth: That, the amendment to the Certificate of Incorporation effected by this Certificate of Amendment was duly adopted by the Corporation’s Board of Directors by unanimous written consent dated August 12, 2026, and by the Corporation’s stockholders at a meeting of stockholders held on May 21, 2026 at which the necessary number of shares were voted in favor of the proposed amendment.

Fifth: That the amendment to the Certificate of Incorporation effected by this Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Sixth: This Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of Delaware (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this        day of August, 2026.

TRIO PETROLEUM CORP

By:
Name:	Robin Ross
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation of Trio Petroleum Corp]